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Exhibit 99.2                                        NEWS RELEASE


Springs Industries, Inc.                            Contact:  Robert E. Slough
P.O. Box 70                                         Director of Public Relations
Fort Mill, SC 29716                                 Office: 803/547-3738
                                                    Home: 803/366-6646


FOR IMMEDIATE RELEASE                               June 18, 1996



         LANCASTER, S.C.--Springs Industries said today the company will spend $15 million to modernize and expand Grace Fabrication Plant at Lancaster and convert its Riverlawn Fabrication Plant at Fort Lawn to a distribution center.

         "The expansion at Grace will add about 350 new jobs," said M.L. Deaton, vice president--fabrication for Springs' Bed Fashions Group. "There are about 250 production jobs at Riverlawn Plant and our plan calls for offering all of these associates a transfer to Grace, which is about two miles away. When the project is completed there will be a net gain of some 100 jobs in the Lancaster area."

         Springs fabricates sheets and pillowcases at Grace and soft window treatments and bedspreads at Riverlawn, which was built in 1974 inside part of a fiber storage warehouse.

         Some bedding accessories will continue to be manufactured at Riverlawn until some time in 1998, Deaton said, but as associates transfer to Grace production at Riverlawn will gradually shift to other facilities, primarily Lyman Fabrication Plant in Lyman, S.C. Springs also operates a second bedding fabrication plant at Fort Lawn as well as bedding fabrication plants in Piedmont, Alabama.

         "We expect the project to be completed in about two years," Deaton said, "so that associates who transfer from Riverlawn to Grace will do so over a long period of time. Our goal is to make the transition period as smooth as we possibly can."





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